                           OFFER TO PURCHASE FOR CASH

                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                ORANGE-CO, INC.

                                       BY

                              OJ ACQUISITION CORP.

                       WHICH IS INDIRECTLY CONTROLLED BY

                        RESERVOIR CAPITAL GROUP, L.L.C.

                                       AT

                              $7.00 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN), ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED SHAREHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S UNAFFILIATED SHAREHOLDERS.

                               ------------------

             THE OFFER CONTAINS CERTAIN CONDITIONS. SEE SECTION 14.

                               ------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) either should (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as such term is defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies and other nominees.

October 1, 1999

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
    1.    TERMS OF THE OFFER..........................................       2
    2.    ACCEPTANCE FOR PAYMENT AND PAYMENT..........................       3
    3.    PROCEDURES FOR TENDERING SHARES.............................       4
    4.    WITHDRAWAL RIGHTS...........................................       7
    5.    CERTAIN TAX CONSEQUENCES....................................       8
    6.    PRICE RANGE OF THE SHARES; DIVIDENDS........................       8
    7.    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE
          SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN
          REGULATIONS                                                        9
    8.    CERTAIN INFORMATION CONCERNING THE COMPANY..................      10
    9.    CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.........      11
   10.    BACKGROUND OF THE OFFER; PURCHASE OF SHARES; PAST CONTACTS
          WITH THE COMPANY                                                  12
   11.    PURPOSE OF THE OFFER; THE MERGER AGREEMENT; APPRAISAL
          RIGHTS; PLANS FOR THE COMPANY...............................      16
   12.    SOURCE AND AMOUNT OF FUNDS..................................      23
   13.    DIVIDENDS AND DISTRIBUTIONS.................................      23
   14.    CERTAIN CONDITIONS OF THE OFFER.............................      24
   15.    CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS........      25
   16.    CERTAIN FEES AND EXPENSES...................................      28
   17.    MISCELLANEOUS...............................................      28

                 TO:  ALL HOLDERS OF SHARES OF COMMON STOCK OF
                         ORANGE-CO, INC.:  INTRODUCTION

     OJ Acquisition Corp., a Florida corporation ("Purchaser"), all the stock of which is owned by Reservoir Capital Partners, L.P., a Delaware limited partnership ("RCP"), Reservoir Capital Associates, L.P., a Delaware limited partnership ("RCA"), and Reservoir Capital Master Fund, L.P., a limited partnership organized under the laws of the Cayman Islands ("RCMF"), hereby offers to purchase any and all outstanding shares of common stock, par value $.50 per share ("Shares"), of Orange-co, Inc., a Florida corporation (the "Company"), at a purchase price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together, constitute the "Offer"). The general partner of each of RCP, RCA and RCMF is Reservoir Capital Group, L.L.C., a Delaware limited liability company ("RCG"), whose managing member is Reservoir Capital Management, L.L.C., a Delaware limited liability company ("RCM" and, together with RCP, RCA, RCMF and RCG, the "Parent").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of SunTrust Bank, Atlanta, as Depositary (the "Depositary") and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS UNAFFILIATED SHAREHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S UNAFFILIATED SHAREHOLDERS. THE COMPANY HAS BEEN ADVISED BY EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS THAT THEY INTEND TO TENDER ALL SHARES OF THE COMPANY BENEFICIALLY OWNED BY THEM TO PURCHASER PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED ON CERTAIN TERMS AND CONDITIONS. THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 29, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE"). SEE SECTIONS 1, 14, AND 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 27, 1999, by and among the Company, Purchaser and RCP, RCA and RCMF (the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Parent, Purchaser or any wholly-owned subsidiary of Parent or Purchaser or in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares will be canceled with no payment being made with respect thereto, and other than Shares, if any, held by shareholders who perfect their appraisal rights under Florida law ("Dissenting Shares")) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $7.00 in cash, payable to the holder thereof, without interest thereon (the "Merger Consideration"), upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

     Simultaneous with the execution of the Merger Agreement, Purchaser acquired from Ben Hill Griffin and related persons 5,405,660 Shares (the "BHG Shares"), representing 52.4% of the outstanding Shares, at a price of $7.00 per share. This purchase was approved by an independent committee of the Company Board.

     Purchaser owns a sufficient number of Shares to ensure that the Merger will be approved. Under the Florida Business Corporation Act ("FBCA"), if, after consummation of the Offer, Purchaser owns at least 80% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. If, however, after consummation of the Offer, Purchaser owns less than 80% of the then outstanding Shares, a vote of the Company's shareholders will be required under the FBCA to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 11. The Company has informed Purchaser that, as of September 27, 1999, there were 10,309,975 Shares issued and outstanding, 39,424 Shares held in the treasury of the Company, 13,000 Shares reserved for issuance upon exercise of outstanding options under the 1987 Company Option Plan (as hereinafter defined) and 750,000 Shares reserved for issuance upon the exercise of Options under the Company's 1997 Incentive Equity Plan (as hereinafter defined).

     No appraisal rights are available in connection with the Offer; however, shareholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's shareholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the procedures set forth in Section 4, as soon as practicable after such Expiration Date. Notwithstanding the foregoing, without the consent of the Company, Purchaser will have the right to extend the Offer (i) for any period to the extent required by any law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer, and (ii) for up to ten business days after the initially scheduled expiration date if upon any expiration of the Offer any condition to the Offer shall not be satisfied and there is a reasonable basis to believe that such condition could be satisfied within such ten business day period. The Offer will remain open until the Expiration Date, unless and until Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by Purchaser, will expire.

     THE OFFER CONTAINS CERTAIN CONDITIONS. See Section 14. If the conditions to the Offer described in Section 14 will not have been satisfied or waived, Purchaser may extend the Offer for up to ten business days after the initially scheduled expiration date if there is a reasonable basis to believe that such condition could be satisfied within such ten day period. During the extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. The Offer is not conditioned on any minimum number of Shares being validly tendered and not properly withdrawn prior to the Expiration Date.

     Subject to the applicable regulations of the Commission, Purchaser has expressly reserved the right to waive any of the conditions to the Offer, to increase the price per Share and to make any other changes in the terms and conditions of the Offer, provided that, under the Merger Agreement, no change may be made which (i) decreases the price per Share, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of Shares sought to be purchased in the Offer, (iv) imposes any additional conditions to the Offer, (v) extends the expiration date of the Offer, except as described above, or (vi) otherwise alters or amends any term of the Offer in any manner adverse to the holders of the Shares.

     Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m.,

New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1 under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to
Section 14.

     If Purchaser makes a material change in the terms of the Offer, or if Purchaser waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of such change is generally required under applicable Commission rules and regulations to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares, and will be furnished by Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for any and all Shares validly tendered and not properly withdrawn (in accordance with Section 4) prior to the Expiration Date promptly after the Expiration Date. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with applicable law. See Sections 1 and 15. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3; (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined herein) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer. IF, PRIOR TO THE EXPIRATION DATE, PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH IN CREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, to a direct or indirect wholly-owned subsidiary of RCP, RCA and/or RCMF or to another corporation all of the stock of which is owned by the current shareholders of Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

     VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates representing tendered Shares must be received by the Depositary or tendered pursuant to the procedure for book-entry transfer set forth below and Book-Entry Confirmation must be received by the Depositary, in each case, on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternate, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), unless Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the shareholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     BACKUP WITHHOLDING. Under the backup federal income tax withholding laws applicable to certain shareholders (other than certain exempt shareholders, including, among others, all corporations and certain foreign persons that certify their status on Substitute Form W-8), the Depositary may be required to withhold 31% of the amount of any payments made to such shareholders pursuant to the Offer or the Merger. To prevent backup federal income tax withholding, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number, if any, and certify that such shareholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 (or, in the case of certain foreign persons, Substitute Form W-8) included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective upon the acceptance for payment of such Shares by Purchaser in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by such shareholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and such other securities and rights for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to Purchaser that (a) such shareholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Purchaser's interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived by Purchaser. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 29, 1999 (or such later date as may apply in the case that the Offer is extended).

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each selling shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and such shareholder's tax basis for the sold or exchanged Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term capital gain if the shareholder held the Shares for more than one year. In the case of a shareholder who is an individual, such long term capital gain will generally be subject to tax at a maximum rate of 20%.

     The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies). This discussion does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of such shareholder's personal investment circumstances nor does it address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a shareholder.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND MERGER, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "OJ." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the New York Stock Exchange.

                                                             HIGH        LOW
                                                            -------    -------
1997
First Quarter.............................................  $8.0000    $6.7500
Second Quarter............................................  $8.1250    $7.5000
Third Quarter.............................................  $7.8750    $7.5000
Fourth Quarter............................................  $8.1875    $7.6250
1998
First Quarter.............................................  $8.4375    $7.6875
Second Quarter............................................  $7.9375    $6.6875
Third Quarter.............................................  $6.9375    $5.6250
Fourth Quarter............................................  $6.5000    $5.0000
1999
First Quarter.............................................  $7.3125    $5.6875
Second Quarter............................................  $6.2500    $5.2500
Third Quarter.............................................  $5.4375    $4.7500
Fourth Quarter (through September 30).....................  $6.9375    $5.3125

     On September 24, 1999, the last full day of trading prior to the announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price on the NYSE for the Shares was $6.50 per Share. On September 30, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price on the NYSE for the Shares was $6.81 per Share. The Company paid a dividend of $.10 per Share on its common stock payable to shareholders of record on January 20, 1997. Since then, no dividends have been issued by the Company to its shareholders.

     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

     NYSE LISTING. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The Shares are listed on the NYSE. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 or more Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more including those of Purchaser (the "NYSE Excluded Holdings")) should fall below 600,000, or the aggregate market value of the publicly held Shares (exclusive of the NYSE Excluded Holdings) should fall below $5,000,000.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or through the Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) under the Exchange Act and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) or 14(c) under the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and Purchaser would intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     The Purchaser may delist the Shares from the NYSE and may terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Florida corporation with its principal executive offices located at 2020 U.S. Highway 17 South, P.O. Box 2158, Bartow, Florida 33831. The following overview of the Company's business has been taken from, and is qualified in its entirety by reference to, the Form 10-K filed by the Company for the year ended September 30, 1998 (the "Form 10-K"):

          The Company is an integrated citrus company primarily engaged in growing and processing citrus products as well as packaging and marketing these products and other beverages. As of November 30, 1998, the Company owned and managed approximately 16,796 acres of Florida citrus groves and the fruit harvested therefrom. The production from these groves is principally used in the Company's citrus processing operations in Bartow, Florida. This processing facility has concentrate, blending, single strength not from concentrate juice, by-products, packaging and storage operations providing the versatility to make many citrus and related beverage products for sale in a variety of markets. The Company also packages and sells non-citrus beverages to complement the citrus related products supplied to its customers in the foodservice business. Additionally, the Company offers a line of formulated citrus and non-citrus beverage bases for reconstitution by industrial and retail packers. The Company entered the formulated beverage base business in August 1993 with the purchase of all of the capital stock of International Fruit, Inc. Also, the Company has recently developed capabilities in the private label, shelf stable juices for distribution in the retail grocery business.

On September 27, 1999 the Company sold its food service business and agreed to sell its citrus processing business. Following these sales, the Company's remaining assets would be mainly its citrus groves and related assets. The sale of the processing business is not expected to occur before the Merger. See
Section 10.

     The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Form 10-K and from the Form 10-Q filed by the Company for the nine months ended June 30, 1999. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by the Company with the Commission. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth below.

                                ORANGE-CO, INC.
                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                               NINE MONTHS ENDED
                                                   JUNE 30,           YEARS ENDED SEPTEMBER 30,
                                              -------------------   ------------------------------
                                                1999       1998       1998       1997       1996
                                              --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA
Sales.......................................  $ 97,536   $ 88,934   $118,880   $109,337   $119,130
                                              ========   ========   ========   ========   ========
Income (loss) from continuing operations
  before income taxes.......................  $  1,922   $ (3,357)  $ (2,038)  $  1,833   $ 14,487
Net income (loss)...........................  $  1,196   $ (2,203)  $ (1,413)  $  1,079   $ 10,091
                                              ========   ========   ========   ========   ========
Net income (loss) per common share..........  $    .12   $   (.21)  $   (.14)  $    .10   $    .98
                                              ========   ========   ========   ========   ========

                                                                       SEPTEMBER 30,
                                              JUNE 30,              -------------------
                                                1999                  1998       1997
                                              --------              --------   --------
STATEMENT OF FINANCIAL POSITION DATA
Total assets................................  $228,210              $208,362   $201,129
Long-term debt (less current portion).......  $ 75,290              $ 54,901   $ 46,764
                                              ========              ========   ========
Shareholders' equity........................  $108,886              $107,690   $109,100
                                              ========              ========   ========

     The Company is subject to the information and reporting requirements of the Exchange Act, and, in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be obtained electronically by visiting the Commission's worldwide web site on the Internet at HTTP://WWW.SEC.GOV. The Shares are traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company should also be available for inspection at the library of the New York Stock Exchange, at 20 Broad Street, New York, New York 10005.

     Although neither Parent nor Purchaser has any knowledge that any such information is untrue, neither Parent nor Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     PARENT AND PURCHASER. Purchaser is a newly incorporated Florida corporation all the stock of which is owned by RCP, RCA, and RCMF. To date, Purchaser has not conducted any business other than that incident to its formation, the purchase of the BHG Shares, the execution and delivery of the Merger Agreement, the commencement of the Offer and related matters. Purchaser beneficially owns 5,405,660

Shares (52.4%) of the Company. The principal executive office of the Purchaser is located at 650 Madison Avenue, 26th Floor, New York, New York 10022.

     RCP is a Delaware private investment limited partnership whose general partner is RCG. RCP beneficially owns 4,634,272 Shares (44.9%) of the Company. The address of RCP's principal business and principal office is 650 Madison Avenue, 26th Floor, New York, New York 10022.

     RCA is a Delaware private investment limited partnership whose general partner is RCG. RCA beneficially owns 12,433 Shares (0.1%)of the Company. The address of RCA's principal business and principal office is 650 Madison Avenue, 26th Floor, New York, New York 10022.

     RCMF is a private investment limited partnership organized under the laws of the Cayman Islands. RCMF's general partner is RCG. RCMF beneficially owns 758,955 Shares (7.4%) of the Company. The address of RCMF's principal business and principal office is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, Harbour Centre, George Town, Grand Cayman, BWI.

     RCP, RCA and RCMF's general partner, RCG, is an investment management firm whose managing member is RCM. RCM is an investment management firm. Each of RCM and RCG, through RCP, RCA and RCMF, beneficially owns 5,405,660 (52.4%) Shares of the Company. The address of RCG's and RCM's principal businesses and principal offices is 650 Madison Avenue, 26th Floor, New York, New York 10022.

     Information regarding the control persons, directors (if applicable) and executive officers of Parent is set forth on Schedule I attached hereto, which
Schedule is hereby incorporated by reference. Except as set forth on Schedule I, all such persons are citizens of the United States.

     Except as set forth elsewhere in this Offer to Purchase or Schedule I : (i) none of Parent or Purchaser and, to the knowledge of Parent or Purchaser, none of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;
(iii) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in clause (i) above has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the past sixty 60 days, there have been no transactions which would require reporting under the rules and regulations of the Commission between Parent, Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in clause (i) above, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) during the past sixty 60 days, there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in clause
(i) above, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  BACKGROUND OF THE OFFER; PURCHASE OF SHARES; PAST CONTACTS WITH THE
COMPANY.

     On April 8, 1999, RCG received an offering memorandum from SunTrust Equitable Securities Corporation ("SunTrust") soliciting the purchase of Shares from Ben Hill Griffin, III ("BHGIII") and Ben Hill Griffin, Inc. ("BHGI" and, together with BHGIII, the "Seller" or "BHG") and providing certain information with respect to the Company. On that date, RCG entered into a confidentiality and standstill agreement (the "Confidentiality Agreement") with SunTrust whereby RCG requested certain confidential information regarding BHGIII and BHGI's, sale of its ownership interests in the Company. Pursuant to the Confidentiality Agreement, RCG agreed to treat as confidential certain information provided to it by SunTrust regarding the Company, and agreed, for a period of two years following the termination of any evaluation of a possible transaction with the Seller or any participation in any transaction with the Seller, not to disclose such information. BHG also agreed not to, subject to certain exceptions, without the prior written consent of the Seller or the Company, disclose the fact that discussions or negotiations were taking place concerning a possible transaction between RCG and the Seller. In addition, RCG agreed that neither it nor any of its subsidiaries or affiliates would initiate discussions with or otherwise solicit the employment of or hire any of the Company's or Seller's employees or any of their subsidiaries or affiliates employees.

     Thereafter, RCG had discussions with advisers of BHG regarding the Company and the sale of the Shares owned by BHG and reviewed the offering memorandum and other publicly available information with respect to the Company.

     On May 3, 1999, RCG submitted an expression of interest in buying the Shares owned by BHG. On May 17, 1999, RCG entered into a supplemental confidentiality agreement with SunTrust pursuant to which RCG agreed, subject to certain exceptions, to keep confidential any information concerning the Company that was material and had not been publicly disclosed.

     On May 26 and May 27, 1999, RCG participated in meetings with the Company at the Company's facilities in Arcadia and Bartow, Florida. During such meetings, RCG discussed the Company's business with the President and Chief Operating Officer and the Chief Financial Officer of the Company, as well as other officers and employees of the Company.

     On June 11, 1999, at a meeting held in New York City, RCG met with representatives of Pasco, who had been introduced to RCG by a representative of BHG. RCG and Pasco discussed their respective business strategies and how they might relate to the Company's operations.

     On June 23, 1999, RCG submitted a draft letter of intent to BHG expressing RCG's interest in purchasing the Shares owned by BHG for $7.00 per Share. RCG also discussed with representatives of BHG the possibility of purchasing the Shares not owned by BHG for the same price.

  RESERVOIR LETTER OF INTENT

     On July 14, 1999, following negotiations concerning the draft letter of intent submitted on June 23, RCG and BHG entered into a letter of intent (the "Reservoir Letter of Intent") whereby RCG was granted an option to purchase the BHG Shares. Pursuant to the Reservoir Letter of Intent, BHG offered to sell the BHG Shares for a cash price of $7.00 per BHG Share. Such offer remained open and was irrevocable for 25 business days. RCG's right to buy the BHG Shares was conditioned upon: (i) its agreement to acquire the remaining outstanding stock of the Company at $7.00 per share, (ii) the approval by an independent committee of the Company's Board of Directors (the "Special Committee"), and to the extent required, the Company's Board of the transactions contemplated by the Reservoir Letter of Intent, (iii) the execution of an Asset Purchase Agreement between the Company and Pasco pursuant to which Pasco would agree to buy and the Company would agree to sell the Company's processing plant located in Bartow, Florida and food service assets, with such sale conditioned upon completion of the Merger, and (iv) the execution of a Fruit Purchase Agreement between BHGI and Pasco and a Consulting and Non-Compete Agreement between Pasco and BHGIII, accompanied by required initial payments under such agreements. After the contemplated transactions, neither BHGI nor BHGIII would have any continuing obligations or liability for any representations and warranties to RCG or the Company.

     The Reservoir Letter of Intent also contained, among other things, provisions (i) restricting BHG's or the Company's solicitation or negotiation of other offers to purchase any shares of capital stock of the Company and (ii) requiring BHG to use its best efforts to cause the Company to conduct its business only in the usual and ordinary course. Each party was to bear its own expenses in connection with the Reservoir Letter of Intent and the transactions contemplated thereunder.

  PASCO LETTER OF INTENT

     On July 15, 1999, the Company announced that on July 14, 1999 it had entered into a letter of intent with Pasco (the "Pasco Letter of Intent") pursuant to which Pasco would purchase the processing plant and food service assets of the Company. Under the terms of the Pasco Letter of Intent, the Company and Pasco stated their non-binding intention to enter into an Asset Purchase Agreement, on terms acceptable to the parties thereto, committing the Company to sell and Pasco to purchase the Company's citrus processing and beverage and food servicing businesses, at a purchase price of approximately $18.0 million plus the value of the net working capital of the businesses at closing, subject to the satisfaction of various conditions. The conditions included RCG's purchase of the BHG Shares and all of the remaining Shares of the Company prior to the closing of the asset sale. The Pasco Letter of Intent required that, simultaneous with the execution of the Asset Purchase Agreement,
(i) a Fruit Purchase Agreement, between and on terms acceptable to Pasco and BHGI, be executed, (ii) a Consulting and Non-Compete Agreement between and on terms acceptable to Pasco and BHGIII be executed pursuant to which Mr. Griffin would agree to consult with Pasco and not compete in the processing and food service business for a period of five years from the closing of the asset sale, and (iii) the initial payments of $4,750,000 under the Fruit Purchase Agreement and $2,000,000 under the Non-Compete and Consulting Agreement be paid.

  ANTITRUST FILINGS

     On July 22, 1999, pursuant to the rules and regulations of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Parent filed a Premerger Notification and Report Form with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection with the purchase of the BHG Shares. The waiting period with respect to such transaction was terminated by the FTC and the Antitrust on August 5, 1999. In addition, on July 23, 1999, Parent filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of all of the assets of the Company used in the Company's citrus processing and beverage and food servicing businesses, including the processing plant. The waiting period with respect to such transaction was terminated by the FTC and the Antitrust Division on August 16, 1999.

  EXTENSION LETTERS

     Following execution of the Letters of Intent, the parties continued their due diligence investigations of the Company and negotiated definitive documents. On August 19, 1999, RCG, BHG and Pasco entered into an agreement pursuant to which BHG agreed to extend the time during which RCG had the right to purchase the BHG Shares pursuant to the Reservoir Letter of Intent until midnight on September 10, 1999 (the "Extension Letter"). The expiration of the Letter of Intent was thereafter extended (i) to September 17, 1999 pursuant to the extension letter dated September 10, 1999 and (ii) to September 23, 1999 pursuant to the extension letter dated September 17, 1999.

  PURCHASE OF THE BHG SHARES

     On September 27, 1999, the Purchaser purchased the BHG Shares under the Reservoir Letter of Intent. Consequently, the Purchaser acquired ownership of 5,405,660 Shares of the Company, RCP, RCA and RCMF acquired indirect beneficial ownership of 4,634,272, 12,433 and 758,955 Shares of the Company, respectively, and each of RCM and RCG became the indirect beneficial owner of 5,405,660 Shares of the Company. Simultaneous with such purchase, the Merger Agreement was executed.

     At the same time, the Company and Pasco executed an Asset Purchase Agreement under which the Company sold to Pasco its food service business and agreed to sell its citrus processing and packaging business. The Fruit Purchase Agreement and the Consulting and Non-Compete Agreement between Pasco and BHG were also executed.

     In connection with Pasco's entering into the Asset Purchase Agreement, RCP, RCA, RCMF and Purchaser entered into an agreement with Pasco pursuant to which they agreed to vote all Shares in favor of the Asset Purchase Agreement. In addition, RCA, RCP, RCMF and Purchaser agreed to (i) refrain from taking any action that would reasonably be expected to prevent, interfere with or materially delay, the consummation of the Merger, and
(ii) at any time after January 1, 2000, upon request of Pasco, cause the Company to waive the condition in the Asset Purchase Agreement that the Merger be consummated prior to the final closing under the Asset Purchase Agreement. RCA, RCP, RCMF and Purchaser also agreed to refrain from taking any action that would reasonably be expected to prevent, materially interfere with or materially delay
(a) the Company's compliance with or performance of any of its covenants and agreements set forth in the Asset Purchase Agreement or related documents or (b) the satisfaction of the conditions to Pasco's obligation to close the acquisition of the Company's processing and packaging business under the Asset Purchase Agreement. In addition, until the final closing under the Asset Purchase Agreement, Purchaser agreed not to dispose of any of its Shares or any interest therein, except to a transferee or pledgee who agrees pursuant to an instrument reasonably satisfactory to Pasco to become bound by the obligations of Purchaser under the agreement upon transfer or foreclosure. RCA, RCP, RCMF and Purchaser also agreed that if on or before January 1, 2000 the Company has not caused a meeting of shareholders of the Company to approve the Asset Purchase Agreement to have been held and proxy or information materials required in connection therewith to be mailed, they will promptly cause the Company to take such actions to the extent required to consummate the Asset Purchase Agreement.

     After the execution of these agreements, on September 27, 1999, the Company issued the following press release:

                ORANGE-CO, INC. ANNOUNCES PURCHASE BY RESERVOIR
               CAPITAL GROUP OF 52% STAKE IN ORANGE-CO AND TENDER
                           OFFER FOR REMAINING SHARES

          BARTOW, Fla., Sept. 27, 1999 -- Orange-co, Inc. (NYSE: OJ) announced today that Reservoir Capital Group, L.L.C. purchased a 52.4% stake in Orange-co from affiliates of Ben Hill Griffin, Inc. for $7.00 per share in cash, pursuant to the previously announced letter of intent that was signed with Ben Hill Griffin, III on July 14, 1999.

          Simultaneously with the purchase of the Orange-co shares from Mr. Griffin, certain of Reservoir Capital's affiliates signed a definitive merger agreement with Orange-co. The merger agreement provides for a cash tender offer, which will commence later this week, to acquire any and all the outstanding common shares of Orange-co at $7.00 per share in cash for a total of approximately $34 million.

          Following the completion of the tender offer, all shares, which remain outstanding, will be acquired in a cash merger at the same price. Neither the tender offer nor the second step merger is subject to financing contingencies.

          A special committee of independent directors of Orange-co unanimously approved the tender offer and merger.

          Orange-co also announced that it had entered into an asset purchase agreement with Pasco Acquisition, Inc., a company owned by affiliates of Caxton-Iseman Capital, Inc. and Engles Urso Follmer Capital Corporation, pursuant to which Pasco agreed to buy and Orange-co agreed to sell certain assets and liabilities related to Orange-co's citrus processing, packaging and food service businesses, including the working capital associated with such businesses, for cash consideration of approximately $18 million plus the value of the net working capital. Concurrent with the signing of the asset purchase agreement, Pasco's Vitality Beverage subsidiary purchased and paid for the assets and assumed certain liabilities associated with the food service business, including the working capital related thereto. Following the satisfaction of certain conditions set forth in the asset purchase agreement, including the approval of a majority of Orange-co's stockholders, Pasco will then acquire Orange-co's citrus processing and packing business, including certain working capital related thereto. This transaction will not affect the price paid in the tender offer and the merger.

          Further details about the merger agreement, tender offer, and asset purchase agreement will be available later this week in the SEC filings to be made by Orange-co and Reservoir Capital at the time the tender offer commences.

          Gene Mooney, President and Chief Operating Officer of Orange-co, said, "We are pleased with the completion of the sales agreements, which bring a degree of certainty to our shareholders and customers. We intend to continue providing the same high level of product quality and service to our customers as we have in the past." Robert A. Peiser, President and Chief Executive Officer of Pasco, said, "The addition of Orange-co's business to Vitality's food service operation will enhance our ability to serve the customers of both companies. The acquisition of Orange-co's processing and consumer packaging operations is an important step in our plans to significantly grow both our retail and bulk juice businesses."

          Statements or estimates contained in this release, which are not historical facts, are forward-looking statements subject to the Safe Harbor created by the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements are those containing words such as "hope," "may," "will," "expect," "believe," "anticipate," or "intend," or words of similar import. The Company cautions you that, as a result of a number of factors, actual results could differ materially from those set forth in this press release. All forward-looking statements included in the press release or in any other press release of the Company are made as of the date of the release, and Orange-co, Inc. does not undertake any obligation to update any such statements. Additional detailed information concerning a number of these factors is readily available in statements and reports that Orange-co, Inc. has filed with the Securities and Exchange Commission. Copies of these reports are available from Orange-co, Inc.

11. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; APPRAISAL RIGHTS; PLANS FOR THE COMPANY.

     (A) PURPOSE

     The purpose of the Offer and the Merger is to acquire the entire equity interest in the Company. The Offer is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the purchase of the BHG Shares, the Offer or otherwise. As a result of the Offer and Merger, the Company will become a wholly-owned subsidiary of Parent.

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference and copies or forms of which have been filed with the Commission as exhibits to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 8. Defined terms used herein and not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

     If the Offer and the Merger are not consummated, Parent and Purchaser will evaluate alternatives. Such alternatives could include (i) the purchase of additional Shares of the Company on the open market, through privately negotiated transactions or through another tender offer or (ii) taking no further action. Additional purchases could be at a price above or below the Merger Consideration and could be for cash or other consideration. Alternatively, Parent could sell or otherwise dispose of the BHG Shares. Such transactions may be on terms and at prices then determined by Parent, which could vary from the price paid to BHG or to holders of Shares of the Company pursuant to the Offer.

     (B) THE MERGER AGREEMENT

     THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, Purchaser will purchase all Shares tendered pursuant to the Offer. The Merger Agreement provides that Purchaser has the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer, provided that no change may be made which (i) decreases the price per Share, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of Shares sought to be purchased in the Offer, (iv) imposes additional conditions to the Offer,
(v) extends the expiration date of the

Offer or (vi) otherwise alters or amends any term of the Offer in any manner adverse to the holders of the Shares; provided, however, that the Offer may be extended (1) for any period to the extent required by law or by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (2) for up to ten business days after the initially scheduled expiration date if upon any expiration of the Offer any condition to the Offer shall not be satisfied and there is a reasonable basis to believe that such condition could be satisfied within such ten business day period.

     RECOMMENDATION. The Company has represented to Parent that it approves and consents to the Offer and that the Company's Board of Directors, at a meeting duly called and held, (i) determined that the Merger Agreement and the transactions contemplated thereunder, including the Offer and the Merger, taken together, are fair to and in the best interests of the unaffiliated holders of the Shares, (ii) approved the Asset Purchase Agreement and the transactions contemplated by such agreements, (iv) approved and adopted the Merger Agreement and the transactions contemplated thereunder and (v) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser and, if required by applicable law in order to consummate the Merger, approve and adopt the Merger Agreement and the transactions contemplated thereunder.

     DIRECTORS. Subject to the FBCA, the Company's Certificate of Incorporation and other applicable laws, the Company shall, if Parent requests, promptly use its best efforts to take all actions necessary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the resignations of those incumbent directors designated by the Company or increasing the size of the Board of Directors and causing Parent's designees to be elected. Parent has not exercised, and has no present intention to exercise, this right. The date (if any) on which Parent's designees constitute at least a majority of the Company's Board of Directors is referred to as the "Control Date." Prior to the Control Date, a representative of Parent and Purchaser, who shall be designated by Parent from time to time, shall be entitled to (i) the same prior written notice of all meetings of the Board of Directors as that afforded to members thereof, (ii) attend all such meetings and
(iii) copies of all information provided to the Board of Directors at the same time such information is provided. The representative shall be entitled to reimbursement for all reasonable expenses incurred in connection with the rights granted under the Merger Agreement. Notwithstanding anything contained in the Merger Agreement, any issues involving the Merger Agreement or the transactions contemplated thereunder will be resolved by Company directors whose members will not include representatives of the Parent or Parent designees.

     THE MERGER. At the Effective Time, Purchaser will be merged with and into the Company in accordance with the FBCA. At the Effective Time, the separate existence of Purchaser will cease and the Company will continue as the surviving corporation in the Merger.

     The Company has agreed that, if required by applicable law in order to consummate the Merger and the transactions contemplated thereby (including the Asset Purchase Agreement), the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting on the adoption of the Merger Agreement and the Asset Purchase Agreement as soon as reasonably practicable after the purchase of and payment for Shares pursuant to the Offer. The Company shall, through its Board of Directors, include in the proxy statement ("Company Proxy Statement") for such meeting the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt the Merger Agreement and Asset Purchase Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all Shares of the Company purchased pursuant to the Offer and all other Shares of the Company owned by Parent or any such Subsidiary to be voted in favor of the adoption of the Merger Agreement and the Asset Purchase Agreement. The Company shall give Parent and its counsel the opportunity to review the Company Proxy Statement and all responses to requests for additional information by and replies to comments of the Commission before their being filed with, or sent to, the Commission.

     CHARTER, BY-LAWS, DIRECTORS AND OFFICERS. At the Effective Time, (i) the Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, provided that the name of Purchaser shall be changed to the name of the Company, and (ii) the Bylaws of Purchaser as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws. The directors of Purchaser and the officers of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of the common stock of Purchaser ("Purchaser Common Stock") will be converted into and become one fully paid and nonassessable share of common stock, par value $.50 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Purchaser Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock. Each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by Parent, Purchaser or any wholly-owned Subsidiary of Parent and/or any Shares the holder of which has not voted in favor of the Merger, has perfected its appraisal rights and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), will be cancelled and retired, and will be converted into the right to receive the Merger Consideration, upon surrender of the certificate formerly representing such Share. The holder of Dissenting Shares, however, will be entitled to such rights as are granted by the applicable provisions of the FBCA.

     At the Effective Time, each option to acquire a Share outstanding under the Company's 1987 Employee Stock Option Plan (the "1987 Company Option Plan") will be changed into an amount in cash in respect of each Share subject to such option (the "Option Amount") equal to the Merger Price less the purchase price therefor pursuant to the Company Option Plan and the related stock option agreements executed pursuant thereto. On the Closing Date, the Company shall deposit in a bank account not within the Company's control an amount of cash equal to the Option Amount for each option then outstanding under the 1987 Company Option Plan (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options in accordance with the Merger Agreement.

     REPRESENTATIONS AND WARRANTIES. The Company has made customary representations and warranties to the Parent with respect to, among other matters, its organization, qualification and capitalization, authority relative to the Merger Agreement, required filings, public filings, consents and approvals, Commission reports, financial statements, absence of certain changes or events, absence of undisclosed liabilities, legal proceedings, information supplied, compliance with laws and orders, compliance with agreements and certain agreements, taxes, employee benefit plans, labor matters, environmental matters, intellectual property rights, real property, affiliate transactions, votes required for the adoption of the Merger Agreement and the Asset Purchase Agreement, the opinion of its financial advisor, inapplicability of certain state antitakeover laws and Year 2000 computer issues. In addition, the Company has made additional representations and warranties to Parent with respect to Company water rights, the termination of certain fruit agreements, the Company's groves and the representations and warranties made by the Company in the Asset Purchase Agreement. Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other matters, their organization and qualification, authority relative to the Merger Agreement, approvals and consents, legal proceedings, information supplied, ownership of the Shares and financing. The foregoing representations will not survive the Merger but will terminate at the Effective Time.

     COVENANTS. The Company and its subsidiaries, from the date of the Merger Agreement until the Control Date, must conduct their respective businesses only in the ordinary course of business consistent with past practice and use their reasonable best efforts to preserve intact in all material respects their present business organizations and reputation, keep available the services of their key officers and employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, preserve their relationships with customers and suppliers and others having significant business dealings with them and comply in all material respects with all laws and orders of all governmental or regulatory authorities applicable to them. The Company will not (and will not permit any of its subsidiaries to) take certain actions, including, among other things, amending its Articles of Incorporation or by-laws, paying dividends or making other distributions, reclassifying its capital stock, adopting a plan of liquidation or merger or consolidation, issuing or selling its capital stock, acquiring any business, selling or granting a security interest in its assets or properties outside the ordinary course of its business, incurring any indebtedness for borrowed money other than in the ordinary course of business in an aggregate principal amount exceeding $75,000, entering into or terminating any company employee benefit plan, making any capital expenditures or commitments for additions to plant, property or equipment in an aggregate amount exceeding $100,000, making any change in its line of business, or entering into any contract, commitment or arrangement to do or engage in any of the foregoing. In addition, the Company must confer with Parent with respect to its business and operations and other matters relevant to the Offer or the Merger and promptly advise Parent of any change or event having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by the Merger Agreement (including the Asset Purchase Agreement).

     NO SOLICITATION. The Company has agreed that (a) neither it nor any of its subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective representatives (as defined in the Merger Agreement) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its subsidiaries taken as a whole, (ii) 20% or more of the outstanding Shares of the Company or (iii) 20% of the outstanding shares of the capital stock of any subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by the Merger Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups.

     ACCESS TO INFORMATION. The Company shall, and shall cause each of its subsidiaries to, from the date of the Merger Agreement to the Effective Time,
(i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other governmental or regulatory authority, and (y) all other information and data (including, without limitation, copies of contracts, Company employee benefit plans and other books and records) concerning the business and operations of the Company and its subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in the Merger Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to the Merger Agreement that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated April 8, 1999, as amended and supplemented on May 17, 1999 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

     EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, the Company and Parent will take, or cause to be taken, all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, and neither Parent nor the Company will, nor will it permit any of its subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as the Merger Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by the Merger Agreement without the consent of the other, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to the Merger Agreement and the transactions contemplated thereunder, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     NOTIFICATION AND CURE. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any of its covenants or agreements under the Merger Agreement to be breached or any of the conditions to the Offer not to be satisfied or that renders or will render untrue any of its representations or warranties contained in the Merger Agreement. Each will also notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any of its violations or breaches, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to the previous sentences will have any effect on the representations, warranties, covenants or agreements contained in the Merger Agreement for purposes of determining satisfaction of any condition contained therein.

     THIRD PARTY STANDSTILL AGREEMENTS. Neither the Company nor any of its subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. The Company must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

     CONDITIONS TO CONSUMMATION OF THE MERGER. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the closing, of each of the following conditions: (i) if required by Florida law, the Merger Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the FBCA; (ii) no court of competent jurisdiction or other competent governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making illegal or otherwise restricting or preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement (including the Asset Purchase Agreement); and (iii) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to Parent and Purchaser if, in breach of the Merger Agreement or the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer. In addition, the obligation of Parent and Purchaser to effect the Merger is subject to the fulfillment, at or prior to the Closing, of the condition that the Asset Purchase Agreement shall have been duly executed and delivered by the parties thereto, such agreement shall remain in full force and effect, no party to any such agreement shall be in default thereunder and all conditions to the performance of any such parties' obligation to perform under such agreement shall have been satisfied or shall be capable of being satisfied within any time period limitations set forth in such agreement.

     TERMINATION. The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned, at any time prior to the Effective Time, whether prior to or after the approval of the Company's
Shareholders:

          (a) By mutual written agreement of the parties to the Merger Agreement duly authorized by action taken by or on behalf of their respective Board of Directors (or, in the case of Parent, its general partner);

          (b) By Parent upon notification to the Company, (i) at any time after September 30, 2000, if the purchase of the Shares pursuant to the Offer shall not have occurred on or prior to such date and such failure is not caused by a breach of the Merger Agreement by the terminating party; (ii) if the Offer is terminated or expires in accordance with its terms without Purchaser having accepted for payment and paid for any Shares pursuant to the Offer; provided, however, that Parent may not terminate the Merger Agreement if Purchaser's termination of, or failure to accept for payment or pay for any Shares tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer or is otherwise in breach of the terms of the Offer or the Merger Agreement;

          (c) By either the Company or Parent upon notification to the non-terminating party by the terminating party, if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

          (d) By Parent, prior to the purchase of the Shares pursuant to the Offer, if (i) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended or taken no position with respect to an Alternative Proposal to the shareholders of the Company; or (ii) there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, which breach (A) would give rise to the failure of a condition to the Offer and (B) is not curable or, if curable, has not been cured within 30 days following receipt by the Company of notice of such breach from Parent.

     If the Merger Agreement is validly terminated by either the Company or Parent, the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except that (i) certain provisions of the Merger Agreement relating to expenses and brokers or finders will continue to apply following any such termination, and (ii) nothing contained in the Merger Agreement shall relieve any party from liability for willful breach of its representations, warranties, covenants or agreements contained in the Merger Agreement.

     AMENDMENT; WAIVERS. The Merger Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors (or, in the case of Parent, its general partner) of the parties at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. Subject to the terms of the Merger Agreement, at any time prior to the Effective Time any party, by action taken by or on behalf of its Board of Directors (or, in the case of Parent, its general partner), may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties,
(ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties contained in the Merger Agreement. No waiver by any party of any term or condition of the Merger Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of the Merger Agreement on any future occasion.

     (C) APPRAISAL RIGHTS.

     If the Merger is effected with a vote of the Company's shareholders and if on the record date fixed to determine the shareholders entitled to vote, the Shares are listed on the New York Stock Exchange or other national securities exchange, are designated as a Nasdaq National Market security or are hold of record by

2,000 or more of such shareholders, then holders of Shares will not have dissenters' rights under the FBCA. If, however, the Merger is consummated without the vote of the Company's shareholders or with a vote but the Shares are not so listed or designated or are not held of record by at least 2,000 shareholders, holders of Shares will have certain rights pursuant to the provisions of Sections 607.1301, 607.1302 and 607.1320 of the FBCA to dissent and demand determination, and to receive payment in cash, of the fair value of their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares or the market value of the Shares could be more or less than in the Merger Consideration. Section 607.1301(2) of the FBCA defines "fair value" as the value of the shares excluding any appreciation or depreciation in anticipation of the transaction unless such exclusion would be inequitable.

     If any holder of Shares who asserts dissenters' rights under the FBCA fails to perfect, or effectively withdraws or loses his or her dissenters' rights, as provided in the FBCA, the Shares of such shareholder will be converted into the right to receive the price provided for in the Merger Agreement in accordance with the Merger Agreement. A shareholder may withdraw his or her notice of election to dissent by delivery to Parent of a written withdrawal of his or her notice of election to dissent and acceptance of the Merger.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any shareholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent may, however, cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, shareholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under
Section 607.1301(2) of the FBCA. Pursuant to Section 607.1302(5) of the FBCA, a shareholder entitled to dissent and obtain payment for his or her shares who fails to exercise his or her appraisal rights may not challenge the corporate action unless the corporate action is unlawful or fraudulent with respect to the shareholder or the Company.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY THE FBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     (D) PLANS FOR THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the Surviving Corporation will continue the business and operations of the Company substantially as they are currently being conducted. Except as indicated in this Offer to Purchase and the Asset Purchase Agreement, Parent does not have any present plans or proposals which relate to or would result in any material change in the Company's capitalization or dividend policy.

     On September 27, 1999, the Company announced that Pasco and the Company executed an Asset Purchase Agreement (such Asset Purchase Agreement is attached as an Exhibit to the Company's Schedule 14D-9, filed with the Commission on October 1, 1999), whereby Pasco agreed to buy and the Company agreed to sell certain assets and liabilities related to the Company's citrus processing and packaging and food service businesses, including the working capital associated with such businesses. Pursuant to and concurrent with the signing of the Asset Purchase Agreement, a subsidiary of Pasco acquired the assets and assumed certain liabilities associated with the food service business, including the working capital related thereto, and made a payment to the Company of $17,925,000 plus a payment of $11,767,548 for the value of the net working capital of the food service business as of such date. Following the satisfaction of certain conditions set forth in the Asset Purchase Agreement, Pasco will acquire the Company's citrus processing and packaging business, including certain working capital related thereto, and will make a payment to the Company equal to the value of the net working capital of the Company's citrus processing and packaging business as of such date. The sale of the citrus processing and packaging business is not expected to occur before the Merger; however, if the Offer has not been consummated by November 15, 1999, the Company is required to seek separate shareholder approval of the sale transaction and, upon such approval, must waive the condition that the Merger have occurred.

     On September 27, 1999, the Company paid from the amounts received from Pasco on such date the outstanding balance of $21,774,689 (including interest and premium) on its loan from John Hancock Mutual Life Insurance Company.

     On September 16, 1999, Farm Credit of Southwest Florida, ACA and Farm Credit of South Florida, ACA agreed to consent to and waive, subject to certain conditions, any defaults under its two loan agreements with the Company caused by the Merger Agreement or the Asset Purchase Agreement or any of the transactions contemplated by either agreement. However, this consent and waiver will be void if the transactions are not consummated on or before November 15, 1999. On September 23, 1999, the Company received a letter from SunTrust Bank, Central Florida, N.A., pursuant to which SunTrust Bank agreed, subject to certain conditions, to temporarily waive certain sections of the loan agreement, dated as of June 16, 1993 by and among SunTrust Bank and the Company that would be breached by the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement. As a condition to this temporary waiver, the Company was required to provide SunTrust Bank with a mortgage lien and security interest in certain processing plant and related assets to be held in escrow. This mortgage will be recorded if the entire outstanding principal balance of the lien, together with accrued but unpaid interest, is not paid in full by November 30, 1999.

     Historically the Company has used the production from its groves in its citrus processing operations. Since the Company has agreed to sell these operations, discussions have been held with third parties concerning the long-term sale of this production. Also, discussions have occurred with third parties concerning the management, control and operation of the Company's grove-related assets; it is not expected that any arrangements concerning these assets would go into effect before the Merger.

12.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to purchase all Shares and to cancel all of the Options pursuant to the Offer and to pay related fees and expenses is expected to be approximately $34 million. Purchaser will purchase the Shares with funds furnished to it by Parent from working capital. At the time of the Merger, Parent may refinance the purchase with debt secured by the Company's grove-related assets.

13.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that from the date of the Merger Agreement until such time when Parent's designees constitute at least a majority of the Company's Board of Directors, the Company will not, and will not permit any of its subsidiaries to, (i) declare, set aside or pay any dividend or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned subsidiary solely to its parent corporation, (ii) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto; (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any share of its capital stock or any Option with respect thereto (other than (x) the issuance of Shares of the Company upon exercise of Company Stock Options outstanding on the date of the Merger Agreement and (y) the issuance by a wholly-owned subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto.

     If, on or after September 27, 1999, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, voting debt or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then subject to the provisions of the Merger Agreement, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and

(ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depository for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered Shares, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for, if at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect:

          (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to (i) the Company's ownership, harvesting, planting and management of citrus groves in Florida ("Grove Operations") or (ii) the business of all such entities taken as a whole, or compels Parent or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to (i) the Grove Operations or (ii) the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to the Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of Shares purchased pursuant to the Offer including, without limitation, the right to vote such shares on all matters properly presented to the Company's shareholders, (4) imposes material limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or (5) otherwise materially adversely affects (i) the Grove Operations or (ii) the Company and its subsidiaries taken as a whole;

          (b) there shall be instituted or pending any action, suit or proceeding brought by a governmental or regulatory authority (1) challenging the acquisition by Parent or Purchaser of Shares of the Company or otherwise seeking to restrain or prohibit the making or consummation of the Offer or the Merger or (2) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph
     (a) above;

          (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement of a war involving the United States, (4) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (5) any decline in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index by an amount in excess of 30% measured from the close of business on the date of the execution of the Merger Agreement or (6) in the case of any of the foregoing (other than clause (5)) existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (d) except as disclosed in the Company Commission reports filed prior to the date of the execution of the Merger Agreement, since September 27, 1999, there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Grove Operations or (ii) the Company and its subsidiaries taken as a whole;

          (e) the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct as of the date of execution of the Merger Agreement (or any other date as of which they are specifically made) or shall thereafter cease to be true and correct (in each case giving effect to any materiality standard included in such representations and warranties);

          (f) the Company shall not have performed and complied with, in all material respects, each agreement and covenant required by the Merger Agreement to be performed or complied with by it;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) the Asset Purchase Agreement shall not have been duly executed and delivered by the parties thereto, such agreement shall not remain in full force and effect, any party to any such agreement shall be in default thereunder or any condition to the performance of any such parties' obligation to perform under such agreement shall not have been satisfied or shall not be capable of being satisfied within any time period limitations set forth in such agreements; or

          (i) Parent, Purchaser and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares thereunder;

which in the sole judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent and Purchaser regardless of the circumstances (including any action or inaction by Parent or any of its Subsidiaries) giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     GENERAL. Except as set forth in this Offer to Purchase, Parent is not aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Parent's, Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to litigation and governmental actions. See Introduction and Section 14.

     STATE TAKEOVER LAWS. A number of states (including Florida where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp, invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     Section 607.0901 of the FBCA (the "Affiliated Transactions Statute") prohibits certain "affiliated transactions" (defined to include mergers and consolidations) involving a Florida corporation and an "interested shareholder" (defined generally as a person who is the beneficial owner of more than 10% of the outstanding voting shares of the subject corporation) unless the transaction has been approved by (i) a majority of "disinterested directors" of the subject corporation (defined generally as directors who were elected to the board prior to the time of the shareholder became an interested shareholder), (ii) holders of two-thirds of the outstanding voting shares of the subject corporation, exclusive of those shares beneficially owned by the shareholder who, but for such approval, would be an "interested shareholder" or (iii) certain other statutory conditions have been met. At a meeting held on September 8, 1999, the Special Committee of the Board of Directors of the Company unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and determined that each of the Offer and the Merger are fair to, and in the best interest of, the Company's shareholders. Thus, the Affiliated Transaction Statute is inapplicable to the Merger Agreement and the transactions contemplated thereby.

     Section 607.0902 of the FBCA (the "Control Share Acquisition Statute") limits, in certain circumstances, the voting rights of "control shares" (defined generally as those shares of an issuing public corporation which, when added to the number of shares of the corporation already owned or controlled by a person, entitle that person, immediately after the acquisition of the shares, to exercise, directly or indirectly, alone or as part of a group, at least one-fifth of the voting power of the corporation in the election of directors) acquired in a "control share acquisition" (defined generally to mean the acquisition directly or indirectly by any person of ownership of, where the person is to direct the exercise of, voting power with respect to issued and outstanding control shares). The Company has represented that it has taken all necessary actions so that the Control Share Acquisition Statute will not apply to the Offer, the Merger, the BHG Purchase or the other transactions contemplated by the Merger Agreement.

     Pursuant to the Merger Agreement, the Company has represented that the Company's Board of Directors has taken appropriate action to render Sections
607.0901 and 607.0902 of the FBCA inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See
Section 14.

     UNITED STATES ANTITRUST APPROVALS. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer and the Merger would not be subject to such requirements because Purchaser already owns a majority of the Company's Shares. See Section 10.

     FOREIGN APPROVALS. According to publicly available information, the Company conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     "GOING PRIVATE" RULE. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Rule 13e-3 under the Exchange Act requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

     Rule 13e-3(g)(1) exempts transactions from its requirements if: (i) the 13e-3 transaction occurs within one year of the date a tender offer in which the acquirer became an affiliate of the issuer terminates, provided that the consideration offered to the remaining shareholders is at least equal to the consideration offered pursuant to the tender offer, (ii) the tender offer was made for all the securities of a class of the issuer and (iii) such tender offer
(x) fully disclosed the intention to engage in a Rule 13e-3 transaction, the form and effect of such transaction and, to the extent known, the proposed terms of such transaction and (y) the subsequent Rule 13e-3 transaction is substantially similar to that described in the tender offer. In interpreting this exception and its applicability to transactions involving the purchase of a controlling interest in a class of equity securities of an issuer and a subsequent acquisition of the balance of the outstanding securities of such class, the Commission's Division of Corporation Finance has taken a "no-action" position, provided certain conditions are met. These conditions are: (i) prior to the initial acquisition of securities, there was no affiliation between the issuer and the acquiring entity; (ii) the initial acquisition of and the second-step transaction are made pursuant to an agreement or agreements for the acquisition of the entire class of securities at the same unit price; (iii) the intention to engage in the second-step transaction was publicly announced at the time of the initial acquisition, and the second-step transaction is effected within a relatively short period of time thereafter; and (iv) the acquiring entity will not change the management or the board of directors, or otherwise exercise control, of the issuer prior to the completion of the second-step transaction. The Commission has stated that the initial purchase and the subsequent acquisition of the balance of the outstanding securities of the class at the same unit price pursuant to an agreement disclosed at the time of the initial purchase may properly be regarded as a unitary transaction by a non-affiliate, and such transactions do not present the potential for abuse at which Rule 13e-3 was directed. These conditions are satisfied here and thus Parent and Purchaser believe that Rule 13e-3 does not apply to the Offer or the Merger.

16.  CERTAIN FEES AND EXPENSES.

     MacKenzie Partners, Inc. has been retained by Parent and Purchaser to act as Information Agent and SunTrust Bank, Atlanta has been retained by Parent and Purchaser to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. Parent and Purchaser will pay the Information Agent and the Depositary reasonable and customary compensation for all such services, reimburse the Information Agent and Depositary for reasonable out-of-pocket expenses in connection therewith, and indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent and Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits such as the Merger Agreement, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that copies will not be available at the regional offices of the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
                                          OJ ACQUISITION CORP.

                                          October 1, 1999

                                                                      SCHEDULE I

         CONTROL PERSONS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

     1. CONTROL PERSONS AND EXECUTIVE OFFICERS OF PARENT. Set forth below is the name, age, present principal occupation or employment and five-year employment history of each control person and executive officer of RCM, RCG and Purchaser. RCM is the managing member of RCG, which is the general partner and control person of RCA, RCP and RCMF. RCA, RCP and RCMF have no executive officers. Each person listed below has his or her principal business address at 650 Madison Avenue, 26th Floor, New York, NY 10022. Unless otherwise indicated, all persons listed below are citizens of the United States of America.

RESERVOIR CAPITAL MANAGEMENT, L.L.C.

                                                             PRESENT PRINCIPAL OCCUPATION
       NAME                     OFFICE                 OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-------------------  -----------------------------    -------------------------------------------
Daniel H. Stern      President and Chief Executive    Mr. Stern is presently the President, Chief
                     Officer and Senior Managing      Executive Officer and Senior Managing
                     Member                           Member of RCM and RCG. Prior to joining RCM
                                                      and RCG, Mr. Stern co-founded and was
                                                      President of Ziff Brothers Investments,
                                                      L.L.C. ("ZBI") from 1992 to 1997.
Craig A. Huff        Managing Member and Managing     Mr. Huff is presently a Managing Member and
                     Director                         Managing Director of RCM, and a Managing
                                                      Director of RCG. Prior to joining RCM and
                                                      RCG, Mr. Huff was a partner at ZBI in 1997
                                                      and a principal from 1993 to 1996.
Gregg M. Zeitlin     Managing Member and Managing     Mr. Zeitlin is presently a Managing Member
                     Director                         and Managing Director of RCM and a Managing
                                                      Director of RCG. Prior to joining RCM and
                                                      RCG, Mr. Zeitlin was a partner at ZBI in
                                                      1997 and a principal from 1995 to 1996.
                                                      Before joining ZBI, Mr. Zeitlin was Vice
                                                      President, Financial Strategy for Ziff
                                                      Communications Company ("ZCC"), a media and
                                                      electronic information business from 1994
                                                      to 1995.
Celia A. Felsher     Secretary and General Counsel    Ms. Felsher is presently the Secretary and
                                                      General Counsel of both RCM and RCG. Prior
                                                      to joining RCM and RCG in July 1998, Ms.
                                                      Felsher was a partner in the law firm of
                                                      Milbank, Tweed, Hadley & McCloy LLP from
                                                      January 1, 1988 until December 31, 1997 and
                                                      was Of Counsel at Milbank from January 1,
                                                      1998 through June 1998.
Salvatore DiFranco   Chief Financial Officer and      Mr. DiFranco is presently the Chief
                     Treasurer                        Financial Officer and Treasurer of both RCM
                                                      and RCG. Prior to joining RCM and RCG in
                                                      August 1998, Mr. DiFranco was a partner at
                                                      Ernst & Young LLP from 1994 to 1998. Mr.
                                                      DiFranco served as a general partner of an
                                                      investment adviser (EGS Partners, L.P.) and
                                                      affiliated investment partnerships from
                                                      1990 to 1994.

RESERVOIR CAPITAL GROUP, L.L.C.

                                                             PRESENT PRINCIPAL OCCUPATION
       NAME                     OFFICE                 OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-------------------  -----------------------------    -------------------------------------------
Daniel H. Stern      President, Chief Executive       See information under Reservoir Capital
                     Officer and Senior Managing      Management L.L.C.
                     Member
Craig A. Huff        Managing Director                See information under Reservoir Capital
                                                      Management L.L.C.
Gregg M. Zeitlin     Managing Director                See information under Reservoir Capital
                                                      Management L.L.C.
Celia A. Felsher     Secretary and General Counsel    See information under Reservoir Capital
                                                      Management L.L.C.

Salvatore DiFranco   Chief Financial Officer and      See information under Reservoir Capital
                     Treasurer                        Management L.L.C.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Unless otherwise indicated below, all information concerning each person listed below is the same as shown above.

DIRECTORS

                                                             PRESENT PRINCIPAL OCCUPATION
       NAME            OFFICE HELD IN PURCHASER        OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-------------------  -----------------------------    -------------------------------------------
Daniel H. Stern      Chairman of the Board            See information under Reservoir Capital
                                                      Management, L.L.C.
Craig A. Huff        Co-President                     See information under Reservoir Capital
                                                      Management, L.L.C.
Gregg M. Zeitlin     Co-President                     See information under Reservoir Capital
                                                      Management, L.L.C.

OFFICERS

                                                             PRESENT PRINCIPAL OCCUPATION
       NAME            OFFICE HELD IN PURCHASER        OR EMPLOYMENT; 5-YEAR EMPLOYMENT HISTORY
-------------------  -----------------------------    -------------------------------------------
Daniel H. Stern      Chairman of the Board            See information under Reservoir Capital
                                                      Management, L.L.C.
Craig A. Huff        Co-President                     See information under Reservoir Capital
                                                      Management, L.L.C.
Gregg M. Zeitlin     Co-President                     See information under Reservoir Capital
                                                      Management, L.L.C.
Celia A. Felsher     Secretary Treasurer              See information under Reservoir Capital
                                                      Management, L.L.C.
Salvatore DiFranco   Treasurer                        See information under Reservoir Capital
                                                      Management, L.L.C.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:
                             SUNTRUST BANK, ATLANTA

      Facsimile for Eligible                    By Mail:                    By Overnight Courier:
          Institutions:                  SunTrust Bank, Atlanta             SunTrust Bank, Atlanta
           404-865-5371                   Post Office Box 4625            Stock Transfer Department
                                         Atlanta, Georgia 30302               58 Edgewood Avenue
      Confirm by Telephone:                                                    Room 225, Annex
          1-800-568-3476                                                    Atlanta, Georgia 30303

     Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll Free (800) 322-2885